Exhibit 99.1

American Public Education Reports Second Quarter 2013 Results

CHARLES TOWN, W.Va.--(BUSINESS WIRE)--August 8, 2013--American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System (APUS), which operates through American Military University (AMU) and American Public University (APU) – announced financial results for the quarter ended June 30, 2013.

Recent Highlights:

  Net income for the second quarter of 2013 increased 17% to $10.8 million, or $0.60 per diluted share, compared to $9.2 million, or $0.51 per diluted share, in the same period of 2012.
  Income from operations before interest income and income taxes in the second quarter of 2013 increased 15% to $17.2 million, compared to $15.0 million in the same period of 2012.
  Second quarter 2013 revenues increased 9% to $80.9 million, compared to $74.5 million in the second quarter of 2012.
  Net course registrations increased to approximately 99,500 in the second quarter of 2013, a year-over-year increase of 7%.
  Net course registrations by new students in the second quarter of 2013 were approximately 17,900, a decrease of approximately -9% over the same period of 2012.

Financial Results:

Total revenues for the second quarter of 2013 increased 9% to $80.9 million, compared to total revenues of $74.5 million in the second quarter of 2012. Income from operations before interest income and income taxes in the second quarter of 2013 increased 15% to $17.2 million, compared to $15.0 million in the same period of 2012. Stock-based compensation expense reduced operating income by approximately $1.0 million in the second quarter of 2013 and $0.9 million in the second quarter of 2012.

Net income for the second quarter of 2013 was $10.8 million, or $0.60 per diluted share, which includes $0.03 per diluted share in stock-based compensation expense, net of tax. This compares to net income of $9.2 million, or $0.51 per diluted share for the second quarter of 2012, including $0.03 per diluted share in stock-based compensation expense, net of tax. The weighted average diluted shares outstanding for the second quarter of 2013 and for the second quarter of 2012 were approximately 17.8 million and 18.2 million, respectively.

For the six months ended June 30, 2013, total revenues were $164.8 million, an increase of 10% compared to total revenues of $150.4 million in the same period of 2012. Income from operations before interest income and income tax for the six months ended June 30, 2013 increased 18% to $35.4 million, compared to $29.9 million in the same period of 2012. Stock-based compensation expense reduced each period's operating income by $2.0 million and $1.9 million, respectively.

Net income for the six months ended June 30, 2013 to $22.1 million, or $1.23 per diluted share, which includes $0.07 per diluted share in stock-based compensation expense, net of tax. This compares to net income of $18.3 million, or $1.01 per diluted share, in the same period of 2012, including $0.06 per diluted share in stock-based compensation expense, net of tax. The weighted average diluted shares outstanding for the six months ended June 30, 2013 and 2012 were approximately 17.9 million and 18.2 million, respectively.

Total cash and cash equivalents as of June 30, 2013 were approximately $128.1 million with no long-term debt. Cash from operations for the three months ended June 30, 2013 was approximately $34.6 million, compared to $22.7 million in the same period of 2012. Capital expenditures were approximately $10.9 million for the three months ended June 30, 2013, compared to $18.9 million in the prior year period. Depreciation and amortization was $3.3 million for the three months ended June 30, 2013 and $2.7 million for the same period of 2012.

Net Course Registrations:
For the three months ended June 30,	2013	2012	% Change
Net Course Registrations by New Students	17,900	19,600	-9%
Net Course Registrations	99,500	92,900	7%

For the six months ended June 30,	2013	2012	% Change
Net Course Registrations by New Students	36,900	40,100	-8%
Net Course Registrations	209,200	193,900	8%
Note: Net course registrations represent the aggregate number of classes in which students remain enrolled after the date by which they may drop the course without financial penalty. Net course registrations and net course registration growth rates include registrations for certain one-credit courses (non-lab courses) and other non-credit registrations in the current and prior year periods.

Third Quarter 2013 Outlook:

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements for any reason.

American Public Education anticipates third quarter 2013 net course registrations by new students to decline between -15% and -11% year-over-year; net course registrations to be approximately flat year-over-year; and revenues to increase between approximately 0% and 4% over the prior year period. In the third quarter of 2013, the Company expects net income to be between $0.52 and $0.56 per diluted share.

Webcast:

A live webcast of the Company’s second quarter earnings conference call will be broadcast today at 8:00 a.m. Eastern time. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education, Inc.

American Public Education, Inc. (NASDAQ: APEI) is an online provider of higher education focused primarily on serving the military and public service communities. American Public University System (APUS), wholly owned by APEI, operates through American Military University (AMU) and American Public University (APU). APUS serves more than 100,000 adult learners worldwide and offers more than 90 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, and liberal arts. Nationally recognized for its best practices in online higher education, APUS provides an affordable education through classes taught by experienced faculty who are committed to the academic achievement of their students.

American Public University System is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (www.ncahlc.org). For more information about APUS graduation rates, median debt of students who completed programs, and other important information, visit www.apus.edu/disclosure.

Forward Looking Statements

Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will" and "would". These forward-looking statements include, without limitation, statements regarding expected growth, expected revenues and expected earnings. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, and other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	June 30,
	2013	2012
	(Unaudited)

Revenues	$80,925	$74,572
Costs and expenses:
Instructional costs and services	27,207	26,249
Selling and promotional	16,045	14,475
General and administrative	17,158	16,141
Depreciation and amortization	3,312	2,715

Total costs and expenses	63,722	59,580

Income from operations before interest income and income taxes	17,203	14,992
Interest income (expense), net	88	(34)

Income before income taxes	17,291	14,958
Income tax expense	6,543	5,717
Equity investment gain (loss), net of taxes	2	-

Net income	$10,750	$9,241

Net Income per common share:
Basic	0.61	$0.52

Diluted	0.60	$0.51

Weighted average number of common shares:
Basic	17,646	17,911

Diluted	17,836	18,151

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Six Months Ended
	June 30,
	2013	2012
	(Unaudited)

Revenues	$164,765	$150,394
Costs and expenses:
Instructional costs and services	55,612	54,102
Selling and promotional	32,584	28,846
General and administrative	34,637	32,213
Depreciation and amortization	6,519	5,371

Total costs and expenses	129,352	120,532

Income from operations before interest income and income taxes	35,413	29,862
Interest income (expense), net	153	(13)

Income before income taxes	35,566	29,849
Income tax expense	13,394	11,525
Equity investment gain (loss), net of taxes	(46)	-

Net income	$22,126	$18,324

Net Income per common share:
Basic	1.25	$1.02

Diluted	1.23	$1.01

Weighted average number of common shares:
Basic	17,705	17,882

Diluted	17,948	18,182

CONTACT:
American Public Education, Inc.
Harry T. Wilkins, CPA
Executive Vice President and Chief Financial Officer
304-724-3722
or
Christopher L. Symanoskie
Vice President, Investor Relations
703-334-3880